Exhibit 10.25
EXECUTION VERSION
June 5, 2009
Via Hand Delivery
Scott B. Townsend
36 Ridge Hill Road
Sudbury, MA 01776
RE: Separation Letter Agreement and General Release
Dear Scott:
     This Separation Letter Agreement and General Release (the “Agreement”) sets forth and confirms the terms of the separation package that you are eligible to receive pursuant to Sections 4.4 and 5.5 of your Amended and Restated Employment Agreement dated November 6, 2007 as amended by the First Amendment to Amended and Restated Employment Agreement dated September 16, 2008 (together, the “Employment Agreement”) by and between Cornerstone Therapeutics Inc. (formerly known as Critical Therapeutics, Inc.) (the “Company”) and you (“you” or the “Employee”) as a result of the Company’s termination of your employment with the Company without “cause.” To receive the severance benefits, you must enter into a binding severance agreement drafted by and satisfactory to the Company. You will have twenty-one (21) days from your receipt of this Agreement to consider it and once you have signed this Agreement, you will have seven (7) days to revoke your acceptance as set forth in Paragraphs Nos. 8 and 19 below. Please note that the earliest you can accept this Agreement is the Termination Date (as defined below). Please read this Agreement carefully and review it with your attorney. If you are willing to agree to its terms, please sign and date in the space provided on the signature page and return it to the Chief Financial Officer of the Company at the address set forth in Paragraph No. 21.
     1. Whether or not you choose to timely sign and return this Agreement, your employment with the Company will end as of June 5, 2009 (the “Termination Date”), provided that you satisfactorily perform your job and comply with Company policies and practices as determined in good faith by the Company through the Termination Date. Whether or not you choose to sign this Agreement, you will be paid on or about the Termination Date the following:
(a)	any of your unpaid current base salary through the Termination Date, less lawful deductions; and

(b)	your unused and accrued vacation as of the Termination Date.
     2. After the Termination Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees, including, but not limited to, the Company’s 401(k) plan, stock option plans, employee stock purchase plans, bonus plans, commission plans, sales incentive plans, retention agreements, severance, expense reimbursements, life insurance or disability insurance programs, except as required by federal or state law or as otherwise described to you in writing in such plan or program documents. You will receive, under separate cover, information concerning your right to continue your health insurance and dental insurance benefits after that date in accordance with COBRA. You must complete the COBRA enrollment documents within the required period in order to continue this coverage. You will also receive, under separate cover, an information statement regarding the vesting of your stock options agreements and restricted stock as of the Termination Date. Under the terms of the Company’s stock option plans, you cease further vesting of stock options upon the Termination Date except as otherwise provided in your Employment Agreement.
     3. In consideration for timely signing of this Agreement and the promises made herein, the Company agrees to provide you with the monies and benefits in accordance with the terms of Section 5.5 of the Employment Agreement set forth in Attachment A (attached hereto) provided that you do not revoke your acceptance of this Agreement pursuant to Paragraph No. 19 below. The distribution of all severance payments and benefits provided in Attachment A shall be subject to the provisions of Attachment B (attached hereto).
     4. You also understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this Agreement and the fulfillment of the promises contained herein. You acknowledge and agree that such payments shall be provided in lieu of any severance plan of the Company, any benefits under your Employment Agreement and any benefits under your employment offer letter. You acknowledge and agree that you are solely responsible for the following:
(a)	properly and timely electing to continue health and dental insurance coverage under COBRA; and

(b)	promptly notifying the Company if you become eligible for coverage under the group health plan of another employer prior to twelve (12) months after the Termination Date.
     5. In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Agreement, you hereby voluntarily and of your own free will agree to release, remise, forever discharge and hold harmless the Company, its past, present and future subsidiaries, corporate affiliates, parent companies, and its and/or their past, present and future officers, directors, stockholders, trustees, successors and assigns, agents and employees (each in both their individual and corporate capacities) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that might be asserted arising out of your employment by and separation from the Company, including, but not limited to, (1) The National Labor Relations Act, as amended; (2) Title VII of the Civil Rights Act of 1964, as amended; (3) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (4) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); (5) the Older Workers Benefit Protection Act (“OWBPA”); (6) the Immigration Reform Control Act, as amended; (7) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq ., except for any claims for benefits vested, due and owing; (8) the Occupational Safety and Health Act, as amended; (9) the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq ; (10) the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq .; (11) the Americans With Disabilities Act of 1990, as amended; (12) the Civil Rights Act of 1991; (13) the Workers Adjustment and Retraining Notification Act, as amended; (14) the Family and Medical Leave Act, as amended; (15) Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; (16) Executive Order 11141; (17) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq .; (18) the Massachusetts Law Against Discrimination, G.L. c. 151B; (19) the Massachusetts Wage and Hour Laws, G.L. c. 151; (20) the Massachusetts Privacy Statute, G.L. c. 214, § 1B; (21) the Massachusetts Labor and

Industries Act, M.G.L., c. 149, § 1 et seq . (including without limitation the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.) (22) the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; (23) the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; (24) the Massachusetts Equal Rights Act, G.L. c. 93, § 102; (25) any other federal or state law, regulation, or ordinance; (26) any public policy, contract, tort, or common law; (27) all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options (except as set forth in Attachment A ); and (28) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. Provided, however, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) nor challenging under the OWBPA the enforceability of the waiver and release of ADEA claims set forth in this Agreement.
     6. You acknowledge and reaffirm your post-employment obligations under Sections 7 (non-compete) and 8 (proprietary information and developments) of the Employment Agreement.
     7. You will be afforded ten (10) calendar days after the Termination Date to submit to the Company, to the attention of the Human Resources Administrator in the manner set forth in Paragraph No. 21, any and all documentation for any expense reimbursements you claim are owed to you in conjunction with your employment with the Company. You will be reimbursed for any reasonable business expenses incurred and approved through the Termination Date consistent with Company policy, subject to the submission of the properly documented business expense reports and according to the Company’s normal expense reimbursement practices and subject to the provisions of Attachment B .
     8. You are afforded up to twenty-one (21) calendar days from receipt of this Agreement to consider the meaning and effect of this Agreement and general release and you acknowledge that you have been given twenty-one (21) calendar days to consider it. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the separation proposal made to you. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.
     9. You agree to return to the Company by the Termination Date all Company property and equipment in your possession or control, including but not limited to, all documents, samples of ZYFLO® (zileuton tablets) and ZYFLO CR® (zileuton extended-release tablets), tapes, notes, computer files, equipment, physician lists, employee lists, lab notebooks, files, computer equipment, security badges, telephone calling cards, credit cards, and other information or materials (and all copies) which contain confidential, proprietary or non-public information of the Company. You further agree to leave intact all electronic Company documents on the Company’s servers or computers, including those which you developed or helped develop during your employment.
     10. [Intentionally left blank]
     11. Nothing herein limits either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided however, that by signing this Agreement, you waive the right to seek or receive any money damages or other relief of any nature whatsoever from the Company based upon any claim that might be asserted arising out of your employment at the Company. You further affirm that you have been paid and have received all leave

(paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
     12. This Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties (including, without limitation, your Employment Agreement, except that your post-employment obligations thereunder shall survive in full force and effect). You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement, except those set forth herein.
     13. This Agreement, which shall be construed under the law of the Commonwealth of Massachusetts, shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. The parties hereby consent to jurisdiction in the Commonwealth of Massachusetts for purposes of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state or federal courts of the Commonwealth of Massachusetts. Pursuant to Section 17 of the Employment Agreement, the Company will reimburse you for all reasonable legal fees incurred in enforcing or contesting the Agreement if you prevail on such claim or claims.
     14. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     15. You understand and agree that as a condition for payment to you of the monetary consideration herein, for a period of twenty-four (24) months after the Termination Date, you shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Company or any of its current, past or future directors, officers, employees, agents, or representatives or the Company’s business affairs and financial condition, except if testifying truthfully under oath pursuant to a lawful court order or subpoena. If you receive such a court order or subpoena, to the extent allowed by law, you or your attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced. The Company agrees that for a period of twenty-four (24) months after the Termination Date the Company shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the Employee, except if testifying truthfully under oath pursuant to a lawful court order or subpoena.
     16. No delay or admission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     17. You further agree to provide the following consulting, advisory and related services:
(a)	To the extent mutually convenient to you and the Company, you agree to provide up to an additional ten (10) days of such business consulting services for the Company as may be reasonably requested by the Company or its employees, representatives or agents during the period from the Termination Date through the date that is six months after the Termination Date, including, but not limited to preparing to-do lists, answering questions, preparing memos, and updating or completing projects; provided, however, the Company shall not ask you to provide legal services or to perform legal work and the Company would not be your client in an attorney-client sense (but you agree that you would be governed by Section 8 (proprietary information and developments) of the Employment Agreement). The Company shall pay you a per diem consulting fee as a consultant for such time provided under this Paragraph No. 17(a) at an amount equal to $2,000. The Company acknowledges and agrees that the Employee’s ability perform this consulting at the request of the Company will be limited if the Employee accepts part-time or full-time employment with a third party. The Company acknowledges and agrees that you are providing such services as an accommodation to the Company, that you do not have malpractice insurance and that you will not be providing legal services to the Company. The Company agrees that you are providing only business consulting related to business matters that you worked on while an employee of the Company and that the Company shall not pursue a malpractice claim for monetary damages against you.

(b)	The Company acknowledges and agrees that the Employee’s ability to travel at the request of the Company under this Paragraph No. 17 will be limited if the Employee accepts part-time or full-time employment with a third party or the Employee has vacation or travel plans or family commitments. If the Employee is required to travel at the request of the Company after the Termination Date, the Company agrees to pay any reasonable business expenses incurred in connection with such travel provided that the travel is approved by the Company and such reimbursement shall be made consistent with Company policy, subject to the submission of the properly documented business expense reports and according to the Company’s normal expense reimbursement practices and subject to the provisions of Attachment B.
     Notwithstanding anything in this Paragraph No. 17 to the contrary, the Company and the Employee intend that the Termination Date shall be the date of the Employee’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder (“Section 409A”). In accordance with such intent, the parties agree that in no event will the consulting services required by this Paragraph 17 result in the Employee’s performing services for the Company at a rate that exceeds 20% of Employee’s level of bona fide services to the Company over the 36-month period preceding to the Termination Date (or such shorter period during which the Employee has been employed by the Company), as determined in accordance with Section 409A.
     18. You acknowledge and agree that notwithstanding the provisions of Attachment B (i) neither the Company nor the Company’s legal counsel makes any representation or warranty if any provisions of this Agreement or any payments made pursuant to this Agreement are, or may be determined to constitute, “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Company shall have no liability to you or any other person if any payments pursuant to the provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy the requirements of Section 409A. Notwithstanding any other provision of this Agreement, the Company has the right to and the Company intends to comply with all withholding and reporting obligations under Section 409A. You are advised to consult with an attorney regarding this Agreement and you acknowledge that you have had the opportunity to do so.
     19. You may revoke this Agreement for a period of seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Chief Financial Officer, at the Company, and state, “I hereby revoke my acceptance of the Separation Letter Agreement and General Release.” The revocation must (i) be personally delivered to the following address:

Cornerstone Therapeutics Inc.
Attention: David J. Price, Executive VP Finance & CFO
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
or (ii) sent by certified mail, return receipt requested, postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in North Carolina or the state in which you primarily reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     20. For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.
     21. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the day that is three (3) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below (or at such other address or addresses as either party shall designate to the other in accordance with this Paragraph No. 21):
(a)	If to the Company:

Cornerstone Therapeutics Inc.
Attention: David J. Price, Executive VP Finance & CFO
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
(b)	If to the Employee:

Scott B. Townsend
36 Ridge Hill Road
Sudbury, MA 01776

     22. The Employee acknowledges and agrees that for a period of one (1) year after the Termination Date, he will not, directly or indirectly, either alone or in association with others, recruit, solicit, induce, hire or engage as an independent contractor or attempt to recruit, solicit, induce, hire or engage as an independent contractor, any person who then is or was employed by the Company except for an individual whose employment with the Company has been terminated by (i) the employee for any reason other than Good Reason (as defined in the Company’s 2004 Stock Incentive Plan) for a period of six (6) months or longer, (ii) by the Company for any reason, or (iii) by the employee for Good Reason.
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     Cornerstone Therapeutics Inc. would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

CORNERSTONE THERAPEUTICS INC.

By:	/s/ David Price
Name:	David Price
Title:	Executive Vice President, Finance, and Chief Financial Officer
ACCEPTED AND AGREED:
     You have been advised in writing that you have up to twenty-one (21) calendar days from receipt of this Separation Letter Agreement and General Release (the “Agreement”) to consider this Agreement. You have also been advised to consult with an attorney prior to the execution of the Agreement.
     Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 of the Agreement, you freely and knowingly, and after due consideration, enter into this Agreement intending to waive, settle, and release all claims you have or might have against Cornerstone Therapeutics Inc. You have carefully read this Agreement and understand the contents herein.

Date: June 5, 2009	/s/ Scott B. Townsend
Name: Scott B. Townsend

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
1.	Severance Payments. The Company will pay to you the following lump sum amounts, less lawful deductions, pursuant to the Employment Agreement: (a) $275,000 (which equals one times your annualized base salary); and (b) $41,136.99, which equals 156/365 of the Target Cash Bonus (as defined in your Employment Agreement) for 2009), such payments shall be made on the last day of the first payroll-cycle after the expiration of the revocation period provided in Paragraph No. 19 of the Separation Letter Agreement and General Release (the “Agreement”) to which this Attachment A is attached.
2.	Continuation of Benefits. The Company will pay on a monthly basis beginning on the last day of the first payroll-cycle after the expiration of the revocation period provided in Paragraph No. 19 the Agreement an amount equal to:
(a)	one hundred percent (100%) of your monthly health, dental and vision COBRA premiums for you and your dependents, if any, if you properly elect to continue health, dental and vision insurance under COBRA; and

(b)	$144.37 (which represents one hundred percent (100%) of the cost of the monthly premiums paid by the Company for life insurance and disability insurance for you in the month preceding the end of your employment);
such payments under Subsections 2(a) and 2(b) of this Attachment A to continue until the COBRA Contribution End Date (defined for purposes of this Agreement as the date that is the earlier of (i) twelve (12) months after the Termination Date or (ii) the last day of the first month that you are eligible for other employer-sponsored health coverage).
3.	Stock Options and Restricted Stock . You will have until ninety (90) days after your Termination Date to exercise any vested stock option rights you may have; provided, however, if any of your stock options have a full option term that expires prior to such date, then you will have only until the last day of the full option term to exercise such stock option. One hundred percent (100%) of all unvested options granted to you shall become vested and exercisable and all restricted stock awards granted to you as of the Termination Date shall vest and become nonforfeitable upon the expiration of the revocation period provided in Paragraph 19 of this Agreement; provided, however, only thirty-five percent (35%), or 52,053 shares, of the restricted stock granted pursuant to the Restricted Stock Agreement dated September 16, 2008 (the “Restricted Stock Agreement”) shall vest and become nonforfeitable, and the 59,488 shares of restricted stock that remain unvested after application of such thirty-five percent (35%) acceleration (the “Unvested Shares”) shall be forfeited. Notwithstanding the foregoing, in consideration of the severance benefits herein, you have agreed to, and you do hereby, forfeit all unexercised stock options under the Company’s 2000 Equity Incentive Plan, as amended, 2003 Stock Incentive Plan, as amended, and 2004 Stock Incentive Plan, as amended, effective as of the expiration of the revocation period provided in Paragraph 19 of this Agreement.

The Company agrees, as contemplated by the Employment Agreement, that one hundred percent (100%) of the Unvested Shares shall become exercisable if the Termination Date is within a “Change of Control Period” (as defined in the Employment Agreement).

4.	Outplacement Services . The Company will provide you with up to three (3) months of reasonable outplacement services as arranged for by the Company and that are directly related to your termination with the Company; provided, however, the amount paid for any such services by the Company shall be in an amount not to exceed $5,000 and the services must be provided to you within twelve (12) months following the Termination Date.

ATTACHMENT B
PAYMENTS SUBJECT TO SECTION 409A
Subject to the provisions in this Attachment B , any severance payments or benefits under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the Agreement:
1.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
a.	Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b.	Each installment of the severance payments and benefits due under the Agreement that is not described in paragraph 1(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided , however , that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.
2.	The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3.	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.